Exhibit 99.1

Intercontinental Exchange Reports Third Quarter 2014 Results
- $2.15 Adjusted Diluted EPS from Continuing Operations
- $745 million Consolidated Revenues, Less Transaction-based Expenses
- $245 million Adjusted Net Income from Continuing Operations Attributable to ICE

ATLANTA, November 4, 2014 - Intercontinental Exchange (NYSE: ICE), the leading global network of exchanges and clearing houses, today reported financial results for the third quarter of 2014. For the quarter ended September 30, 2014, consolidated net income attributable to ICE was $206 million on $745 million consolidated revenues less transaction-based expenses. On a GAAP basis, diluted earnings per share (EPS) in the third quarter were $1.80.

ICE’s operating results include acquisition and integration related expenses that are not indicative of the company’s core business performance. Excluding these items, net of tax, third quarter 2014 adjusted net income from continuing operations was $245 million and adjusted diluted EPS from continuing operations were $2.15.  Adjusted figures exclude NYSE integration costs of $38 million and the related tax impact. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income from continuing operations and adjusted diluted EPS from continuing operations.

“In the third quarter, we grew earnings while integrating the NYSE Liffe operations and announcing strategic investments in SuperDerivatives and the Holland Clearing House, which will accelerate our growth initiatives related to risk management and data services,” said ICE Chairman and CEO Jeffrey C. Sprecher. “We have seamlessly transitioned most of Liffe’s markets to ICE’s futures exchanges and NYSE achieved a quarterly record in initial public offerings and capital raising. We remain focused on serving customers across our global markets while delivering growth and solid returns to our investors.”

Scott Hill, ICE CFO, said: “Our strong cash generation and balance sheet enabled us to acquire strategic assets while returning capital to shareholders.  In the third quarter, we paid a $74 million dividend and repurchased approximately $449 million of our stock. In October, we repurchased an additional $64 million of stock and have $537 million remaining in our current buyback authorization.  Importantly, we now expect to realize $265 million in synergies during 2014.”

Third Quarter 2014 Results

Third quarter 2014 consolidated revenues, less transaction-based expenses, were $745 million.  Included in this amount are transaction and clearing revenues, less transaction-based expenses, of $447 million.

Consolidated market data revenues for the third quarter of 2014 were $105 million and listings revenues were $86 million. Consolidated other revenues were $107 million, which includes technology and other services.

Consolidated operating expenses were $415 million for the third quarter of 2014, including $38 million in NYSE integration costs. Consolidated operating income for the third quarter was $330 million and operating margin was 44%.  The effective tax rate for the third quarter was 29%.

First Nine Months of 2014 Results

Consolidated revenues, less transaction-based expenses, in the first nine months of 2014 were $2.3 billion.  Included in this amount are transaction and clearing revenues, less transaction-based expenses, of $1.4 billion. Consolidated market data revenues for the first nine months of 2014 were $304 million and listings revenues were $251 million. Consolidated other revenues were $332 million.

Consolidated operating expenses were $1.2 billion for the first nine months of 2014, including $98 million in acquisition-related transaction expenses, NYSE integration costs and banker success fees.  Consolidated operating income for the first nine months of 2014 was $1.0 billion and operating margin was 46%. The effective tax rate for the first nine months was 29%.

Consolidated cash flows from operations were a record $922 million in the first nine months of 2014. Operational capital expenditures were $66 million and capitalized software development costs totaled $56 million.

ICE had unrestricted cash and short-term investments of $0.7 billion and $2.9 billion in outstanding debt, excluding $1.2 billion reserved for the repayment of the 2015 Eurobonds as of September 30, 2014.

Financial Guidance and Additional Information

■
ICE declared a quarterly cash dividend of $0.65 per share for the fourth quarter of 2014 with a record date of December 16, 2014 and a payment date of December 31, 2014. The ex-dividend date is December 12, 2014.

■
ICE has reduced its bonus accrual for 2014 based on the expectation that full-year results will be slightly below target.  The full year reduction to compensation expense is $5 million, of which three quarters is reflected in the third quarter of 2014 with the remaining amount to be reflected in the fourth quarter of 2014.

■
ICE expects fourth quarter and full year 2014 operating expenses, including amortization of acquisition-related intangibles in the range of $375 million to $380 million and $1.52 billion to $1.53 billion, respectively.   ICE expects fourth quarter and full year 2014 operating expenses, excluding amortization of acquisition-related intangibles in the range of $344 million to $349 million and $1.39 billion to $1.40 billion, respectively.  ICE expects fourth quarter and full year 2014 D&A, excluding amortization of acquisition-related intangibles in the range of $49 million to $54 million and $195 million to $200 million, respectively. ICE believes that excluding amortization of acquisition-related intangibles from its results better demonstrates the ICE’s operating performance and cash generation.

■	ICE expects SuperDerivatives fourth quarter 2014 revenue in the range of $15 million to $16 million and expenses in the range of $12 million to $13 million.

■
ICE expects fourth quarter and full year 2014 operational capital expenditures in the range of $43 million to $53 million and $165 million to $175 million, respectively.  ICE expects fourth quarter and full year 2014 real estate capital expenditures in the range of $36 million to $46 million and $75 million to $85 million, respectively.

■
ICE’s diluted share count for the fourth quarter 2014 is expected to be in the range of 113 million to 114 million weighted average shares outstanding. Full year 2014 diluted share count is expected to be in the range of 114.5 million to 115.5 million weighted average shares outstanding, in each case reflecting share repurchases through October but excluding any share repurchases that may occur during the remainder of 2014.

Earnings Conference Call Information

ICE will hold a conference call today, November 4, at 8:30 a.m. ET to review its third quarter 2014 financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 6558351 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company’s website for replay.

Historical futures, options and cash ADV, rate per contract, open interest data and CDS cleared information can be found at: http://ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income
(In millions, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2014	2013	2014	2013
Transaction and clearing fees, net	$708	$280	$2,190	$899
Market data fees	105	40	304	121
Listing fees	86	—	251	—
Other revenues	107	18	332	42
Total revenues	1,006	338	3,077	1,062
Transaction-based expenses:
Section 31 fees	86	—	240	—
Cash liquidity payments, routing and clearing	175	—	545	—
Total revenues, less transaction-based expenses	745	338	2,292	1,062
Operating expenses:
Compensation and benefits	144	60	448	193
Technology and communication	46	13	136	36
Professional services	52	7	161	23
Rent and occupancy	19	5	61	23
Acquisition-related transaction and integration costs	40	6	102	32
Selling, general and administrative	31	10	92	28
Depreciation and amortization	83	35	244	100
Total operating expenses	415	136	1,244	435
Operating income	330	202	1,048	627
Other income (expense):
Interest expense	(22)	(9)	(73)	(29)
Other income, net	5	—	20	3
Other expense, net	(17)	(9)	(53)	(26)
Income from continuing operations before income tax expense	313	193	995	601
Income tax expense	90	48	284	161
Income from continuing operations	223	145	711	440
Income (loss) from discontinued operations, net of tax	(10)	—	11	—
Net income	$213	$145	$722	$440
Net income attributable to non-controlling interest	(7)	(4)	(29)	(10)
Net income attributable to Intercontinental Exchange, Inc.	$206	$141	$693	$430

Basic earnings (loss) per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$1.90	$1.94	$5.96	$5.91
Discontinued operations	(0.09)	—	0.09	—
Basic earnings per share	$1.81	$1.94	$6.05	$5.91
Diluted earnings (loss) per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$1.89	$1.92	$5.93	$5.86
Discontinued operations	(0.09)	—	0.09	—
Diluted earnings per share	$1.80	$1.92	$6.02	$5.86
Weighted average common shares outstanding:
Basic	114	73	115	73
Diluted	114	74	115	73
Dividend per share	$0.65	—	$1.95	—

Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2014	December 31, 2013
Assets:
Current assets:
Cash and cash equivalents	$638	$961
Short-term investments	1,241	74
Short-term restricted cash and investments	314	277
Customer accounts receivable, net	446	482
Margin deposits and guaranty funds	46,527	42,216
Prepaid expenses and other current assets	212	249
Total current assets	49,378	44,259
Property and equipment, net	839	891
Other non-current assets:
Goodwill	8,471	9,501
Other intangible assets, net	7,754	9,404
Long-term restricted cash and investments	230	161
Long-term investments	496	324
Other non-current assets	118	278
Total other non-current assets	17,069	19,668
Total assets	$67,286	$64,818

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$282	$343
Accrued salaries and benefits	185	301
Deferred revenue	139	48
Short-term debt	1,889	1,135
Margin deposits and guaranty funds	46,527	42,216
Other current liabilities	315	299
Total current liabilities	49,337	44,342
Non-current liabilities:
Non-current deferred tax liability, net	2,137	2,771
Long-term debt	2,247	3,923
Accrued employee benefits	320	412
Other non-current liabilities	458	433
Total non-current liabilities	5,162	7,539
Total liabilities	54,499	51,881
Redeemable non-controlling interest	144	322

Equity:
ICE shareholders’ equity:
Preferred Stock	—	—
Common Stock	1	1
Treasury stock, at cost	(540)	(53)
Additional paid-in capital	9,909	9,794
Retained earnings	3,000	2,482
Accumulated other comprehensive income	244	359
Total ICE shareholders’ equity	12,614	12,583
Non-controlling interest in consolidated subsidiaries	29	32
Total equity	12,643	12,615
Total liabilities and equity	$67,286	$64,818

Non-GAAP Financial Measures and Reconciliation

We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with our U.S. generally accepted accounting principles, or GAAP, results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. We strongly recommend that investors review the U.S. GAAP financial measures included in this press release and in our Quarterly Report on Form 10-Q, including our consolidated financial statements and the notes thereto.

Adjusted net income attributable to ICE for the periods presented below are calculated by adding net income attributable to ICE, the adjustments described below, which are not reflective of our core business performance, and the related income tax effect. The following table reconciles net income attributable to ICE to adjusted net income attributable to ICE and calculates adjusted earnings per share attributable to ICE common shareholders for the period presented below (in millions except per share amounts):

Three Months Ended September 30, 2014
Income from continuing operations	$223
Add: NYSE integration costs	38
Less: Income tax effect related to the NYSE integration costs	(9)
Less: Net income from continuing operations attributable to non-controlling interest	(7)
Adjusted net income from continuing operations:	$245

Earnings per share from continuing operations:

Basic	$1.90
Diluted	$1.89

Adjusted earnings per share from continuing operations:

Adjusted basic	$2.16
Adjusted diluted	$2.15

Weighted average common shares outstanding:
Basic	114
Diluted	114

About Intercontinental Exchange
Intercontinental Exchange (NYSE: ICE) is the leading network of regulated exchanges and clearing houses for financial and commodity markets.  ICE delivers transparent, reliable and accessible data, technology and risk management services to markets around the world through its portfolio of exchanges, including the New York Stock Exchange, ICE Futures and Liffe.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE, New York Stock Exchange and LIFFE. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 14, 2014.  We caution you not to place undo reliance on these forward looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

Media Contact:

Brookly McLaughlin, Senior Director Communications
+1 312 836 6728
brookly.mclaughlin@theice.com

Investor Contact:

Kelly Loeffler, SVP Investor Relations & Corp. Communications
+1 770 857 4726
kelly.loeffler@theice.com

Isabel Janci, Senior Director, Investor Relations
+1 770 857 0363
isabel.janci@theice.com

Melanie Skijus, Director, Investor Relations
+1 770 857 2532
melanie.skijus@theice.com